                                                                     Exhibit 1.1

DEAR SHAREHOLDERS,

WHILE INTENSIFIED COMPETITION IN MAINLAND CHINA'S TELECOMMUNICATIONS MARKET AND THE SUDDEN OUTBREAK OF SEVERE ACUTE RESPIRATORY SYNDROME, OR SARS, IN CERTAIN REGIONS OF CHINA APPRECIABLY AFFECTED THE COMPANY'S OPERATIONS DURING THE FIRST HALF OF 2003, THE COMPANY MAINTAINED ITS POSITION AS THE MARKET LEADER IN MAINLAND CHINA'S MOBILE TELECOMMUNICATIONS INDUSTRY. BY UNSWERVINGLY PURSUING DEVELOPMENT STRATEGIES FOCUSED ON ITS CORE MOBILE TELECOMMUNICATIONS BUSINESS, PROACTIVELY LEVERAGING ITS ADVANTAGES OF SCALE, NETWORK QUALITY, TECHNOLOGIES AND SERVICES AND ADOPTING EFFECTIVE COMPETITIVE STRATEGIES TO MAINTAIN ITS SOUND FUNDAMENTALS, THE GROUP ENHANCED ITS OVERALL COMPETITIVENESS AND ACHIEVED CONTINUED GROWTH, OBTAINED FAVORABLE FINANCIAL RESULTS, AND MAINTAINED ITS SOLID CAPITAL STRUCTURE.

The Group obtained satisfactory financial results. By leveraging its advantage of scale and through resource integration and efficient management, the Group maintained favorable operational efficiency during the first six months of 2003. In response to pricing pressures from its competitors, the Group implemented effective competitive strategies that sustained steady growth in total revenue. As a result of encouraging business growth, aggressive cost controls, effective management of capital expenditures, and given that the implementation of certain capital expenditure plans was deferred in the aftermath of the SARS outbreak, the Group recorded strong free cash flow in the first half of 2003. In the first six months of 2003, the Group's operating revenue reached RMB76,657 million, representing an increase of 39 per cent. over the same period in the 2002 financial year. EBITDA reached RMB45,201 million, representing an increase of 35 per cent. over the same period last year. EBITDA margin was maintained at a relatively high level of 59.0 per cent. Net profit reached RMB17,469 million, representing an increase of 13 per cent. from the same period in 2002, and the Group's earnings per share was RMB0.89, representing an increase of 7 per cent. compared with the same period in the prior year. In the year following completion of the acquisition of Anhui Mobile and the other seven mobile telecommunications companies, controls have been broadly invigorated, with improvement evidenced by enhanced operational efficiency and synergy contributing positively to the Group's overall performance.

For ease of comparison, assuming that the existing corporate structure of the Group with 21 operating subsidiaries has been in place since 1 January 2002, the Group's operating revenue for the first half of 2003 increased by 9 per cent. compared to the pro-forma combined figure over the same period in year 2002. EBITDA increased by 9 per cent. compared to the pro-forma combined figure over the same period last year. Net profit increased by 3.5 per cent. compared to the pro-forma combined figure over the same period in 2002. The Group wishes to highlight that new businesses, principally its Short Message Service ("SMS"), maintained its remarkable growth momentum and has become a key driver of the Group's overall revenue growth. In the first six months of 2003, revenue from new businesses reached RMB6,392 million, representing an increase of 86 per cent. compared to the pro-forma combined figure over the same period in 2002. In particular, revenue from new businesses accounted for 8.3 per cent. of the Group's total operating revenue, representing an increase of 3.4 percentage points compared to the pro-forma combined figure over the same period last year, reflecting significant potential for future growth.

During the first half of 2003, the Group's business showed continued growth. Taking its cues from the market, the Group adopted rational and effective competitive strategies, actively conducted brand promotion and marketing, developed comprehensive new businesses, further improved the customer service process, integrated sales and distribution channels, and launched special promotional packages tied to usage volume to fully leverage our available network capacity. Increasing customer satisfaction while maintaining the steady growth in subscriber base and usage volume, the Group benefited from price elasticity such that, notwithstanding the decline in revenue per minute, ARPU remained relatively stable and operating revenue recorded steady growth. As a result, the Group was able to maintain its leading position, notwithstanding intensified competition in Mainland China's telecommunications market. The Company's 21 subsidiaries in Mainland China maintained satisfactory growth in subscriber base, which reached 129.1 million as at 30 June 2003, representing a net increase of 11.41 million from the end of 2002. Usage volume for the first half of 2003 reached 161.9 billion minutes, representing an increase of 33 per cent. when compared to the pro-forma combined figure over the same period in 2002.

The Group's brand enhancement and restructuring initiatives have produced initial results. While continuing to promote the exclusive "GoTone" brand in 2003, the Group concurrently kicked-off a full-scale launch of "M-Zone" services, which combine voice with various data businesses to address the needs of the trendy youth market throughout its service areas. "M-Zone" achieved a base of 5.47 million subscribers as at the end of June 2003. It is worthy of note that as much as one-third of operating revenue attributable to the Group's "M-Zone" subscribers is derived from new businesses. The Group's new businesses, in particular its SMS, sustained continued, rapid growth. SMS usage for the first half of 2003 reached 40.7 billion messages, representing an increase of 144 per cent. when compared to the pro-forma combined figure over the same period last year. The Group's mobile data businesses users reached 83.05 million and the Group's Multimedia Messaging Services ("MMS") business is progressively winning recognition from the market. At the same time, in order to anticipate market needs and leverage our competitive advantages, the Group cooperated with various service providers to launch new and innovative businesses, such as "e-Freedom", "Color Ring", "Treasure Box (Java)", and "Voice-SMS Interaction". The Group has promoted the rapid development of its mobile data businesses, reinforced consumer differentiation, and consolidated its leading position in these areas.

Superior mobile services are facilitated and ensured by enhanced, premium networks. In the first half of 2003, the Group improved network optimization, consolidating its coverage advantages in key urban areas and traffic arteries. The Group has developed a centralized network management model and has effectively reduced management costs. Concurrently, the Group has actively pursued research to develop new technologies and promote new telecommunications standards and specifications. A number of network management standards developed through research led by the Group have been adopted by the Ministry of Information Industry as industry standards in Mainland China.

In the first half of 2003, the Group further upgraded its comprehensive management system, successfully linking budget management with performance and remuneration management, in a closed loop, with a view to maximizing the effectiveness of its incentive mechanisms in the drive to improve the performance of the Group and its employees. Also, as a listed public company, the Company resolves to operate in a proper manner and uphold a high standard of corporate governance. In 2003, the Company strengthened its internal audit management and, through rigorous information disclosure procedures and internal controls, endeavoured to ensure optimal communication with investors and ensure the truthfulness, accuracy and timeliness of its corporate disclosures.

The Company has always emphasized the importance of corporate social responsibility and support for the community. In the first half of 2003, the Group aligned with various sectors of the community to combat the SARS outbreak by ensuring the availability of telecommunications services. The Group also made charitable donations to relevant healthcare providers and employed its own network resources to disseminate the latest SARS-related news to its customers, free of charge, via its short message platform, thereby enhancing the Group's corporate profile while serving the needs of the community.

The Company's outstanding performance has won popular recognition and acclaim. In 2003, the Company was selected by BusinessWeek as one of the "Info Tech 100", and ranked first in its "The Top 200 Emerging-Market Companies" for the fourth consecutive year. Also in 2003, the Company was named "Best Financial Management" in China in FinanceAsia's "Asia's Best Companies 2003" survey; was again inducted into the renown American business magazine Forbes' "The A-List:
The World's 400 Best Big Companies", and was the only company in Mainland China to receive this honor on two separate occasions; and advanced to 100th place in 2003, from 159th place in 2002, in Forbes' "The Global 500".

The Company holds in highest regard the interests of its shareholders and the returns achieved for them, especially the minority shareholders. Having taken into account various relevant factors, including the Company's sustained sound fundamentals, the Board has resolved to pay the Company's first ever interim dividend, in the amount of HK$0.16 per share, for the year 2003, representing half of the dividend paid for the full year of 2002. The full year's dividends for the 2003 financial year will be determined by the Board following a review of the Company's full-year annual results and will take into account such factors as future business development, asset acquisitions, and the financial and cash flow position of the Company. The Board considers that the Company's strong free cash flow is capable of supporting the investments required to maintain the stable growth of the Company while also providing shareholders with a favorable cash return. The Company will endeavour to achieve a sustainable and steadily increasing dividend in the long run, with a view to generating the best possible return for shareholders.

Looking ahead, Mainland China's macro-economic development is expected to maintain a trend of steady growth, with a continued increase in consumer purchasing power, providing enormous market capacity and opportunity for the Company's future development. Following Mainland China's entry into the World Trade Organization, various domestic reforms will be implemented and the regulation of Mainland China's telecommunications market will develop along a more fair, open and transparent path, more closely aligned with international practice. These developments will provide the Group with further development opportunities and an external competitive environment that is more rational and orderly. Nonetheless, the expansion of the "Xiaolingtong" service areas across Mainland China and the encroaching expansion of the CDMA network continue to present a serious challenge to the Group's development. The future competitive environment will be increasingly intense, with growing competitive pressures. The Group will maintain its competitive advantages by further leveraging its advantages of scale, network quality, products and services, management and technologies, to target differentiated customer segments, further integrate its brands, and proactively develop mobile data and other new businesses, through continuous business and service innovation. The Company will consistently pursue the complementary development strategies of organic and external growth; adhere to a philosophy that Company management must always be candid, receptive, innovative, resolute, and focused on its core mobile telecommunications business, to maintain sound fundamentals and a solid financial position, consolidate its leading market position and maintain sustainable development, in order to generate greater value for our shareholders.







/s/ Wang Xiaochu
WANG XIAOCHU
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
Hong Kong, 12 August 2003






                 Unaudited Consolidated Profit and Loss Account
                     for the six months ended 30 June 2003


                                                    Note      SIX MONTHS ENDED 30 JUNE
                                                    ----     --------------------------
                                                                 2003          2002
                                                             RMB million   RMB million
                                                             -----------  -------------
                                                                            restated
                                                                          (See Note 20)
OPERATING REVENUE (TURNOVER)                         4
Usage fees                                                      54,528       40,875
Monthly fees                                                    10,075        6,940
Other operating revenue                              5          12,054        7,331
                                                                ------       ------
                                                                76,657       55,146


OPERATING EXPENSES
Leased lines                                                     2,655        2,767
Interconnection                                                  7,510        6,615
Depreciation                                                    16,907       10,465
Personnel                                                        3,900        3,002
Other operating expenses                                        18,488       10,184
                                                                ------       ------
                                                                49,460       33,033

PROFIT FROM OPERATIONS                                          27,197       22,113
AMORTISATION OF GOODWILL                                          (936)          --
OTHER NET INCOME                                                 1,097          855
NON-OPERATING NET INCOME                                           222          474
INTEREST INCOME                                                    325          235
FINANCE COSTS                                                   (1,088)        (664)
PROFIT FROM ORDINARY ACTIVITIES BEFORE TAXATION      6          26,817       23,013
TAXATION                                             7          (9,355)      (7,564)
PROFIT FROM ORDINARY ACTIVITIES AFTER TAXATION                  17,462       15,449
MINORITY INTEREST                                                    7            2
PROFIT ATTRIBUTABLE TO SHAREHOLDERS                             17,469       15,451


EARNINGS PER SHARE --
BASIC                              9(a)         RMB89 cents     RMB83 cents

EARNINGS PER SHARE--
DILUTED                            9(b)         RMB89 cents     RMB83 cents

DIVIDEND PER SHARE                 8(a)             HK$0.16              --

EBITDA (RMB MILLION)                                 45,201          33,433

             Unaudited Consolidated Statement of Changes in Equity
                     for the six months ended 30 June 2003

                                                                                         PRC
                                  SHARE        SHARE       CAPITAL        GENERAL      STATUTORY      RETAINED
                                 CAPITAL      PREMIUM      RESERVE        RESERVE      RESERVES       PROFITS         TOTAL
                                 -------      -------      -------        -------      --------       -------        -------
                                   RMB          RMB          RMB            RMB           RMB           RMB            RMB
                                 MILLION      MILLION      MILLION        MILLION       MILLION       MILLION        MILLION
At 1 January 2003

--as previously reported          2,099       374,579      (296,470)           72        24,714        67,208        172,202

--prior period
adjustment in respect of
deferred taxation                  --            --             805          --            --             258          1,063
As restated
(See Note 20)                     2,099       374,579      (295,665)           72        24,714        67,466        173,265


Dividend approved and
paid during the period             --            --            --            --            --          (6,679)        (6,679)
Net profit for the period          --            --            --            --            --          17,469         17,469
At 30 June 2003                   2,099       374,579      (295,665)           72        24,714        78,256        184,055

                                                                                         PRC
                                  Share        Share       Capital        General      statutory      Retained
                                 capital      Premium      Reserve        Reserve      reserves       profits         Total
                                 -------      -------      -------        -------      --------       -------        -------
                                   RMB          RMB          RMB            RMB           RMB           RMB            RMB
                                 MILLION      MILLION      MILLION        MILLION       MILLION       MILLION        MILLION
At 1 January 2002

--as previously reported          1,986       347,011      (296,470)           72        17,676        41,504        111,779
--prior period adjustment
in respect of deferred
taxation                           --            --             805          --            --             399          1,204
As restated  (See Note 20)        1,986       347,011      (295,665)           72        17,676        41,903        112,983
Issue of new shares                  25         6,180          --            --            --            --            6,205
Expenses incurred for
issuance of new shares             --            (236)         --            --            --            --             (236)
Net profit for the period
(restated)                         --            --            --            --            --          15,451         15,451

At 30 June 2002                   2,011       352,955      (295,665)           72        17,676        57,354        134,403

              Unaudited Consolidated Balance Sheet at 30 June 2003

                                                               Unaudited At           Audited At
                                                        Note   30 June 2003        31 December 2002
                                                        ----   ------------        ----------------
                                                               RMB million           RMB million
                                                                                       restated
                                                                                     (See Note 20)
NON-CURRENT ASSETS
Fixed assets                                                      162,898               165,409
Construction in progress                                           23,769                23,013
Goodwill                                                           35,287                36,223
Interest in associates                                                 16                    16
Investment securities                                                  77                    77
Deferred tax assets                                                 5,443                 4,991
Deferred expenses                                                     166                   190
                                                                  -------               -------
                                                                  227,656               229,919


CURRENT ASSETS
Inventories                                                         1,960                 1,586
Amount due from ultimate holding company                  10        1,045                 1,282
Accounts receivable                                       12        6,558                 6,066
Other receivables                                         13        1,579                 1,465
Prepayments and other current assets                                2,161                 2,059
Deposits with banks                                                11,678                11,069
Cash and cash equivalents                                 14       46,290                32,575
                                                                  -------               -------
                                                                   71,271                56,102



CURRENT LIABILITIES

Bank loans and other interest-bearing borrowings          15      (13,460)               (8,132)
Bills payable                                                        (801)               (1,256)
Current instalments of obligations under finance
  leases                                                              (68)                  (68)
Current portion of deferred revenue                                (7,475)               (6,760)
Amount due to ultimate holding company                    10       (1,085)               (1,217)
Amount due to immediate holding company                   11         (248)                 (402)
Accounts payable                                          16      (20,659)              (19,251)
Accrued expenses and other payables                               (20,907)              (16,460)
Taxation                                                           (6,189)               (6,568)
                                                                  -------               -------
                                                                  (70,892)              (60,114)

NET CURRENT ASSETS/(LIABILITIES)                                      379                (4,012)

TOTAL ASSETS LESS CURRENT LIABILITIES CARRIED FORWARD             228,035               225,907
                                                                  =======               =======

                                at 30 June 2003

                                                               Unaudited             Audited
                                                               At 30 June        At 31 December
                                                       Note       2003                2002
                                                       ----   -----------        --------------
                                                              RMB million          RMB million
                                                                                    restated
                                                                                  (See Note 20)
TOTAL ASSETS LESS CURRENT LIABILITIES BROUGHT FORWARD             228,035              225,907

NON-CURRENT LIABILITIES
Bank loans and other interest-bearing borrowings         15       (27,885)             (36,348)
Amount due to immediate holding company                  11       (15,176)             (15,176)
Deferred revenue, excluding current portion                          (660)                (869)
Deferred tax liabilities                                              (75)                 (58)
                                                                  -------              -------
                                                                  (43,796)             (52,451)

MINORITY INTERESTS                                                   (184)                (191)

NET ASSETS                                                        184,055              173,265
CAPITAL AND RESERVES
Share capital                                            17         2,099                2,099
Reserves                                                          181,956              171,166
                                                                  -------              -------
                                                                  184,055              173,265


              Unaudited Condensed Consolidated Cash Flow Statement
                     for the six months ended 30 June 2003

                                                                       SIX MONTHS ENDED 30 JUNE
                                                                      ----------------------------
                                                                          2003             2002
                                                                      -----------      -----------
                                                                      RMB million      RMB million
NET CASH FROM OPERATING ACTIVITIES                                       41,595           30,612

NET CASH USED IN INVESTING ACTIVITIES                                   (16,605)          (5,241)

NET CASH (USED IN)/FROM FINANCING ACTIVITIES                            (11,275)           3,967
NET INCREASE IN CASH AND CASH EQUIVALENTS                                13,715           29,338
CASH AND CASH EQUIVALENTS AT 1 JANUARY                                   32,575           21,821
CASH AND CASH EQUIVALENTS AT 30 JUNE                                     46,290           51,159
ANALYSIS OF THE BALANCES OF CASH AND CASH EQUIVALENTS
Deposits with banks maturing within three months when placed              7,329           26,827
Cash and bank balances                                                   38,961           24,332
                                                                         ------           ------
                                                                         46,290           51,159




NOTES TO UNAUDITED INTERIM ACCOUNTS

1     Basis of preparation

      The unaudited interim financial report has been prepared in accordance with the requirements of the Main Board Listing Rules of The Stock Exchange of Hong Kong Limited, including compliance with

      Statement of Standard Accounting Practice ("SSAP") 25 "Interim financial reporting" issued by the Hong Kong Society of Accountants ("HKSA").

      The interim results are unaudited, but have been reviewed by the Audit Committee of China Mobile (Hong Kong) Limited (the "Company") and by the auditors, KPMG, in accordance with Statement of Auditing Standards 700 "Engagements to review interim financial reports", issued by the HKSA. KPMG's unmodified independent review report to the board of directors is included on page 23.

      The unaudited consolidated financial information for the six months ended 30 June 2003 includes the financial information of the Company and its major subsidiaries, Guangdong Mobile Communication Company Limited ("Guangdong Mobile"), Zhejiang Mobile Communication Company Limited ("Zhejiang Mobile"), Jiangsu Mobile Communication Company Limited ("Jiangsu Mobile"), Fujian Mobile Communication Company Limited ("Fujian Mobile"), Henan Mobile Communication Company Limited ("Henan Mobile"), Hainan Mobile Communication Company Limited ("Hainan Mobile"), Beijing Mobile Communication Company Limited ("Beijing Mobile"), Shanghai Mobile Communication Company Limited ("Shanghai Mobile"), Tianjin Mobile Communication Company Limited ("Tianjin Mobile"), Hebei Mobile Communication Company Limited ("Hebei Mobile), Liaoning Mobile Communication Company Limited ("Liaoning Mobile"), Shandong Mobile Communication Company Limited ("Shandong Mobile"), Guangxi Mobile Communication Company Limited ("Guangxi Mobile"), Anhui Mobile Communication Company Limited ("Anhui Mobile"), Jiangxi Mobile Communication Company Limited ("Jiangxi Mobile"), Chongqing Mobile Communication Company Limited ("Chongqing Mobile"), Sichuan Mobile Communication Company Limited ("Sichuan Mobile"), Hubei Mobile Communication Company Limited ("Hubei Mobile"), Hunan Mobile Communication Company Limited ("Hunan Mobile"), Shaanxi Mobile Communication Company Limited ("Shaanxi Mobile"), Shanxi Mobile Communication Company Limited ("Shanxi Mobile"), China Mobile Holding Company Limited (formerly China Mobile (Shenzhen) Limited), Aspire Holdings Limited ("Aspire"), Aspire Information Network (Shenzhen) Limited and Aspire Technologies (Shenzhen) Limited, (the "Group"), for the six months ended 30 June 2003.

      The unaudited consolidated financial information for the six months ended 30 June 2002 includes the financial information of the Company and its major subsidiaries, Guangdong Mobile, Zhejiang Mobile, Jiangsu Mobile, Fujian Mobile, Henan Mobile, Hainan Mobile, Beijing Mobile, Shanghai Mobile, Tianjin Mobile, Hebei Mobile, Liaoning Mobile, Shandong Mobile, Guangxi Mobile, China Mobile (Shenzhen) Limited, Aspire, and Aspire Technologies (Shenzhen) Limited, for the six months ended 30 June 2002.

      The financial information relating to the financial year ended 31 December 2002 included in the interim accounts does not constitute the Group's statutory accounts for that financial year but is derived from those accounts. Statutory accounts for the year ended 31 December 2002 are available from the Company's registered office. The auditors have expressed an unqualified opinion on those accounts in their report dated 18 March 2003.

      The same accounting policies adopted in the 2002 annual accounts have been applied to the interim consolidated accounts except for the accounting policy for deferred taxation (see Note 2).

2     Change of accounting policy

      In prior years, deferred tax liabilities were provided using the liability method in respect of the taxation effect arising from all material timing differences between the accounting and tax treatment of income and expenditure, which were expected with reasonably probability to crystallise in the foreseeable future. Deferred tax assets were not recognised unless their realisation was assured beyond reasonable doubt. With effect from 1 January 2003, in order to comply with SSAP 12 (revised) issued by the HKSA, the Group adopted a new policy for deferred tax as set out below:

      -- Deferred tax assets and liabilities arise from deductible and taxable temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the tax bases respectively. Deferred tax assets also arise from unused tax losses and unused tax credits.

            Apart from certain limited exceptions, all deferred tax liabilities, and all deferred tax assets to the extent that it is probable that future taxable profits will be available against which the asset can be utilised, are recognised. The limited exceptions are temporary differences arising from goodwill not deductible for tax purposes, negative goodwill treated as deferred income, the initial recognition of assets or liabilities that affect neither accounting nor taxable profit, and temporary differences relating to investments in subsidiaries to the extent that, in the case of taxable differences, the Group controls the timing of the reversal and it is probable that the differences will not reverse in the foreseeable future, or in the case of deductible differences, unless it is probable that they will reverse in the future.

            The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of the assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date. Deferred tax assets and liabilities are not discounted.

            The carrying amount of a deferred tax asset is reviewed at each balance sheet date and is reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow the related tax benefit to be utilised. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profit will be available.

            Current and deferred tax assets and liabilities are offset if, and only if, the Company or the Group has the legally enforceable right to set off current tax assets against current tax liabilities and the following additional conditions are met:

            -- in the case of current tax assets and liabilities, the Company or the Group intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously; or

            -- in the case of deferred tax assets and liabilities, if they relate to income taxes levied by the same taxation authority on either:

                  --    the same taxable entity; or

                  -- different taxable entities, which, in each future period in which significant amount of deferred tax liabilities or assets are expected to be settled or recovered, intend to realise the current tax assets and settle the current tax liabilities on a net basis or realise and settle simultaneously.

      As a result of the adoption of this accounting policy, the Group's profits for the period ended 30 June 2003 has been increased by RMB138 million (2002 : RMB236 million) and the net assets as at period ended 30 June 2003 has been increased by RMB1,201 million (at 31 December 2002: RMB1,063 million). The new accounting policy has been adopted retrospectively, with the opening balance of retained profits and reserves and the comparative information of the Group adjusted for the amounts relating to prior periods as disclosed in the unaudited consolidated statement of changes in equity.


3     Segment reporting

      No analysis of the Group's turnover and contribution to profit from operations by geographical segment or business segment has been presented as all the Group's operating activities are carried out in the People's Republic of China (the "PRC") and less than 10 per cent. of the Group's turnover and contribution to profit from operations were derived from activities outside the Group's cellular telephone and related services activities. There is no other geographical or business segment with segment assets equal to or greater than 10 per cent. of the Group's total assets.


4     Turnover

      Turnover primarily represents usage fees, monthly fees and other operating revenue derived from the Group's cellular telephone networks, net of PRC business tax and government surcharges. Business tax and government surcharges are charged at approximately 3 to 3.30 per cent. of the corresponding revenue.


5     Other operating revenue

      Other operating revenue mainly represents charges for wireless data and value-added services, roaming in fees and interconnection revenue. Roaming in fees are received from China Mobile Communications Corporation ("China Mobile") in respect of calls made by non-subscribers using the Group's cellular telecommunications networks.

6     Profit from ordinary activities before taxation

      Profit from ordinary activities before taxation is arrived at after charging:

                                               SIX MONTHS ENDED 30 JUNE
                                               ------------------------
                                                  2003           2002
                                               -----------  -----------
                                               RMB million  RMB million
Interest on borrowings                            1,088          664
Depreciation                                     16,907       10,465
Amortisation of goodwill                            936           --
Amortisation of deferred expenses                    24           21
Operating lease charges in respect of
--properties                                        779          512
--leased lines                                    2,655        2,767
--others                                            259          263
Contributions to defined contribution plans         232          133
Provision for doubtful accounts                   1,104          834


7     Taxation

                                                                  SIX MONTHS ENDED 30 JUNE
                                                                 -------------------------
                                                                    2003           2002
                                                                 -----------    ----------
                                                                 RMB million   RMB million
                                                                                 restated
Provision for PRC enterprise income tax on the estimated
taxable profits for the period                                      10,001         7,653
(Over)/under-provision in respect of PRC enterprise
income tax for prior period                                           (211)           10
                                                                    ------         -----
                                                                     9,790         7,663
Origination and reversal of temporary differences transfer to
deferred tax                                                          (435)          (99)
                                                                    ------         -----
                                                                     9,355         7,564


      (i) No provision has been made for Hong Kong profits tax as there were no estimated Hong Kong assessable profits for the six months ended 30 June 2003 and 2002.

      (ii) The provision for the PRC enterprise income tax is based on a statutory rate of 33 per cent. of the assessable profit of the Group as determined in accordance with the relevant income tax rules and regulations of the PRC for the six months ended 30 June 2003, except for certain subsidiaries of the Company and certain operations of the subsidiaries located within special economic zones in the PRC, which enjoy a preferential rate of 30 per cent. and 15 per cent., respectively.

8     Dividends

      (A)   DIVIDENDS ATTRIBUTABLE TO THE PERIOD

                                                                                   SIX MONTHS ENDED
                                                                                       30 JUNE
                                                                               -----------  -----------
                                                                                   2003        2002
                                                                               -----------  -----------
                                                                               RMB million  RMB million
Interim dividend proposed after the balance sheet date of HK$0.16
(equivalent to approximately RMB0.17) (2002: Nil) per share                        3,339         --


      The interim dividend proposed after the interim period has not been recognised as a liability at the interim period end.

      (B) DIVIDENDS ATTRIBUTABLE TO THE PREVIOUS FINANCIAL YEAR, APPROVED AND PAID DURING THE PERIOD

                                                                                                SIX MONTHS ENDED
                                                                                                    30 JUNE
                                                                                            ------------------------
                                                                                                2003        2002
                                                                                            -----------  -----------
                                                                                            RMB million  RMB million
Final dividend in respect of the previous financial year, approved and paid during
the period, of HK$0.32 (equivalent to approximately RMB0.34) (2002: Nil) per share             6,679        --


9     Earnings per share

      (A)   BASIC EARNINGS PER SHARE

            The calculation of basic earnings per share for the six months ended 30 June 2003 is based on the profit attributable to shareholders of RMB17,469,000,000 (2002: RMB15,451,000,000 (restated)) and the weighted average number of 19,671,653,899 shares (2002:
            18,622,401,068 shares) in issue during the six months ended 30 June 2003.

      (B)   DILUTED EARNINGS PER SHARE

            The calculation of diluted earnings per share for the six months ended 30 June 2003 is based on the adjusted profit attributable to shareholders of RMB17,532,000,000 (2002: RMB15,515,000,000
            (restated)), after adding back the interest expense on the convertible notes and the weighted average number of 19,762,808,929 shares (2002: 18,714,692,676 shares) issued and issuable after adjusting for the effects of all dilutive potential ordinary shares, as if all the outstanding share options and convertible notes issued by the Company had been exercised or converted into ordinary shares at the date of issue.

      (C)   RECONCILIATIONS

                                                                                            SIX MONTHS ENDED 30 JUNE
                                                                                          ----------------------------
                                                                                              2003             2002
                                                                                          -----------      -----------
                                                                                          RMB million      RMB million
                                                                                                              restated
Profit attributable to shareholders used in calculating
basic earnings per share                                                                     17,469           15,451
Interest expense on the convertible notes                                                        63               64
Profit attributable to shareholders used in calculating diluted earnings
per share                                                                                    17,532           15,515

                                                                                    Number of shares  Number of shares
                                                                                    ----------------  ----------------
Weighted average number of ordinary shares used in calculating basic
earnings per share                                                                   19,671,653,899    18,622,401,068
Deemed issue of ordinary shares for no consideration                                     91,155,030        92,291,608
Weighted average number of ordinary shares used in calculating diluted
earnings per share                                                                   19,762,808,929    18,714,692,676

10    Amount due from/to ultimate holding company

      Amount due from/to ultimate holding company are unsecured, non-interest bearing, repayable on demand and arose in the ordinary course of business (see Note 18).

11    Amount due to immediate holding company

      Amount due to immediate holding company included in non-current liabilities primarily represented the balance of the purchase consideration for acquisition of subsidiaries on 1 July 2002, which is unsecured, bears interest at the rate of two year US dollar LIBOR swap rate per annum (at 30 June 2003 and 31 December 2002: 3.801 per cent.) and is not required to be settled within one year. The balance is due on 1 July 2017 and is subordinated to other senior debts owed by the Company from time to time including the fixed rate notes and convertible notes. The Company may make early payment of all or part of the balance at any time before the date without penalty.

      The current portion of amount due to immediate holding company represented interest payable on the unpaid balance of the purchase consideration, which is expected to be settled within one year.

12    Accounts receivable

      Accounts receivable, net of provision for doubtful accounts, are all outstanding for less than three months with the following ageing analysis:

                     Unaudited         Audited
                     At 30 June      At 31 December
                        2003             2002
                    -----------      --------------
                    RMB million       RMB million
Within 30 days          5,454            5,150
31-60 days                627              580
61-90 days                477              336
                        -----            -----
                        6,558            6,066


      Balances are due for payment within one month from date of billing. Customers with balances that are overdue or exceed credit limits are required to settle all outstanding balances before any further phone calls can be made.

13    Other receivables

      Included in other receivables as at 30 June 2003 are amounts due from the PRC fixed line telephone services providers, including China Telecommunications Corporation ("China Telecom") and its subsidiaries (collectively the "China Telecom Group") and China Netcom Communications Group Corporation ("China Netcom") and its subsidiaries (collectively the "China Netcom Group") totalling RMB148,000,000 (At 31 December 2002:
      RMB227,000,000), representing primarily revenue collected on behalf of the Group. These balances are unsecured, non-interest bearing and repayable within one year.

14    Cash and cash equivalents

                                Unaudited        Audited
                               At 30 June     At 31 December
                                   2003            2002
                               -----------     -----------
                               RMB million     RMB million
Deposits with banks                7,329           5,004
Cash at banks and in hand         38,961          27,571
                                  ------          ------
                                  46,290          32,575

15    Bank loans and other interest-bearing borrowings

                                    UNAUDITED                                   Audited
                                   30 JUNE 2003                            31 December 2002
                       ------------------------------------     -------------------------------------
                         Current    Non-current                   Current     Non-current
                       liabilities  liabilities      Total      liabilities   liabilities      Total
                       -----------  -----------      ------     -----------   -----------      ------
                           RMB          RMB           RMB           RMB           RMB           RMB
                         million      million       million       million       million       million
Bank loans                3,123         2,417         5,540         6,243         2,613         8,856
Other loans              10,337         1,794        12,131         1,889        10,063        11,952
Fixed rate notes             --         4,963         4,963            --         4,961         4,961
Convertible notes            --         5,711         5,711            --         5,711         5,711
Bonds                        --        13,000        13,000            --        13,000        13,000
                         ------        ------        ------        ------        ------        ------
                         13,460        27,885        41,345         8,132        36,348        44,480


      Other loans included designated loans borrowed from China Mobile, the ultimate holding company, totalling RMB11,940,000,000 (31 December 2002:
      RMB11,680,000,000), which bear at the rate of 3.28 per cent. to 3.57 per cent. (At 31 December 2002: 3.45 per cent. to 3.57 per cent.) per annum with maturities in 2003 to 2004.

16    Accounts payable

      Accounts payable primarily includes payables for network expansion projects expenditure, leased lines and interconnection expenses. Included in accounts payable as at 30 June 2003 are amounts due to China Telecom Group and China Netcom Group totalling RMB2,248,000,000 (At 31 December 2002: RMB2,119,000,000), representing primarily payables for leased lines and interconnection expenses.

      The ageing analysis of accounts payable is as follows:


                                   Unaudited          Audited
                                   At 30 June      At 31 December
                                   ----------      --------------
                                      2003             2002
                                   ----------      --------------
                                  RMB million      RMB million
Amounts payable in the next:
1 month or on demand                 13,084           10,904
2-3 months                            2,850            2,160
4-6 months                            2,178            2,599
7-9 months                            1,168            1,594
10-12 months                          1,379            1,994
                                     ------           ------
                                     20,659           19,251

17    Share capital

      Issued and fully paid:

                                                           AT 30 JUNE 2003
                                          ------------------------------------------------
                                          NO. OF SHARES      HK$ MILLION    RMB EQUIVALENT
                                          -------------      -----------    --------------
                                                                             RMB MILLION

At 1 January 2003 and 30 June 2003       19,671,653,899         1,967           2,099

      At 30 June 2003, the outstanding options were as follows:

                                                                                 No. of shares
                                                          Price per share         involved in
                            Normal period during           to be paid on          the options
Date of options              which options are              exercise of          outstanding at
granted                         exercisable                   options            the period end
--------------               -----------------          -------------------     -----------------
26 November 1999              26 November 1999
                             to 7 October 2007                HK$33.91               3,500,000

26 November 1999              26 November 2002
                             to 7 October 2007                HK$33.91               3,500,000


25 April 2000                    25 April 2002
                             to 7 October 2007                HK$45.04              14,833,000

25 April 2000                    25 April 2005
                             to 7 October 2007                HK$45.04              14,833,000

22 June 2001                      22 June 2003
                             to 7 October 2007                HK$32.10              37,201,250

22 June 2001                      22 June 2006
                             to 7 October 2007                HK$32.10              37,201,250

3 July 2002                        3 July 2004
                                to 2 July 2012                HK$22.85              74,448,750

3 July 2002                        3 July 2007
                                to 2 July 2012                HK$22.85              74,448,750
                                                                                   -----------
                                                                                   259,966,000

      No option had been granted to the directors and employees of the Company during the six months ended 30 June 2003. Share options involving a total number of 3,004,500 ordinary shares previously granted to certain employees of the Company were cancelled during the period.

      None of the directors and employees of the Company exercised their options to subscribe for shares of the Company during the six months ended 30 June 2003.

18   Related party transactions

     Companies are considered to be related if one company has the ability, directly or indirectly, to control the other company or exercise significant influence over the other company in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

     The Group has also significant transactions with China Mobile (the Company's ultimate holding company) and its subsidiaries, other than the Group, (the "China Mobile Group"). The following is a summary of principal related party transactions carried out by the Group with China Mobile Group for the six months ended 30 June 2003 and 2002.

                                                                  SIX MONTHS ENDED 30 JUNE
                                                                  -------------------------
                                                                         2003          2002
                                                          Note    RMB million   RMB million
                                                         ------   -----------   -----------
     Interconnection revenue                                (i)      1,212         1,020
     Interconnection charges                               (ii)      1,225           976
     Leased line charges                                  (iii)        288           163
     Roaming revenue                                       (iv)      3,138         2,487
     Roaming expenses                                       (v)      3,290         2,620
     Spectrum fees                                         (vi)        277            12
     Operating lease charges                              (vii)        109            58
     Roaming billing processing fees                     (viii)         89           115
     Equipment maintenance service fees                    (ix)         20            13
     Construction and related service fees                  (x)        104            47
     Purchase of transmission tower and transmission
        tower-related service and antenna maintenance
        service fees                                       (xi)         26            --
     Prepaid card sales commission income                 (xii)         86            80
     Prepaid card sales commission expenses               (xii)         79            87
     Technology platform development and maintenance
        service income                                   (xiii)          9            13
     Telecommunications lines maintenance services fee    (xiv)         19            --
     Interest paid/payable                                 (xv)        462            --

     Notes:

     (i) Interconnection revenue represents the amounts received or receivable from the China Mobile Group in respect of long distance calls made by non-Group's subscribers.

     (ii) Interconnection charges represent the amounts paid or payable to the China Mobile Group in respect of long distance calls made by the Group's subscribers roaming outside their registered provinces.

     (iii) Leased line charges represent expenses paid or payable to the China Mobile Group for the use of inter-provincial leased lines which link the Group's mobile switching centres together and with other mobile switching centres of the China Mobile Group.

     (iv) A cellular telephone user using roaming services is charged at the respective roaming usage rate for roaming in calls, in addition to applicable long distance charges. Roaming revenue represents domestic and international roaming in usage charges from non-subscribers received or receivable from the relevant domestic and international cellular telephone operators through the China Mobile Group.

     (v) A cellular telephone user using roaming services is charged at the respective roaming usage rate for roaming out calls, in addition to applicable long distance charges. Roaming expenses represent the amount of domestic and international roaming out charges received or receivable from subscribers which is to be remitted to the relevant domestic and international cellular telephone operators for their share of the roaming revenue through the China Mobile Group.

     (vi) Spectrum fees represent the spectrum usage fees paid or payable to the China Mobile Group for the usage of the frequency bands allocated to the Company's subsidiaries in the PRC.

     (vii) Operating lease charges represent the rental and property management fees paid or payable to the subsidiaries of China Mobile for operating leases in respect of land and buildings and others.

     (viii) Roaming billing processing fees represent the amounts paid or payable to the China Mobile Group for the provision of the roaming billing processing services to the Company's subsidiaries.

     (ix) Equipment maintenance service fees represent the amount paid or payable to subsidiaries of China Mobile for the provision of the maintenance services to the Company's subsidiaries.

     (x) Construction and related service fees represent the amount paid or payable to subsidiaries of China Mobile for the provision of telecommunications projects planning, design and construction services and telecommunications lines and pipelines construction services to the Company's subsidiaries.

     (xi) This represents payment made by Hebei Mobile to acquire transmission towers from relevant subsidiaries of China Mobile and expenses paid or payable to relevant subsidiaries of China Mobile for the provision of transmission tower related services and antenna maintenance services provided to Hebei Mobile; and payment made by the Group to Hubei Communication Services Company, a subsidiary of China Mobile in respect of the purchase of transmission towers and for the provision of transmission tower related services.

     (xii) Prepaid card sales commission income and commission expenses represent handling charges received/receivable from subsidiaries of China Mobile to the Company's subsidiaries or paid/payable by the Company's subsidiaries to subsidiaries of China Mobile in respect of prepaid card services.

     (xiii) Technology platform development and maintenance service income represents the amounts received or receivable from China Mobile in respect of equipment charges, systems integration fees, software licensing fees, technical support fees and/or major overhaul charges for the mobile information service centre platform.

     (xiv) Telecommunications lines maintenance services fees represent the amount paid or payable by Anhui Mobile, Jiangxi Mobile, Chongqing Mobile, Sichuan Mobile, Hubei Mobile, Hunan Mobile, Shaanxi Mobile and Shanxi Mobile to the relevant subsidiaries of China Mobile for the provision of telecommunications lines maintenance services.

     (xv) Interest paid/payable represents the interest paid or payable to China Mobile and China Mobile Hong Kong (BVI) Limited in respect of the designated loans borrowed and the balance of purchase consideration for acquisition of subsidiaries.

19   Commitments

     (a)  CAPITAL COMMITMENTS

          Capital commitments outstanding not provided for in the accounts were as follows:

                                                               Unaudited         Audited
                                                              At 30 June  At 31 December
                                                                    2003            2002
                                                             RMB million     RMB million
                                                             -----------  --------------
     Commitments in respect of land and buildings
     -- authorised and contracted for                                910           1,167
     -- authorised but not contracted for                          6,547           3,423
                                                                   7,457           4,590

     Commitments in respect of telecommunications equipment
     -- authorised and contracted for                              5,496           5,270
     -- authorised but not contracted for                         21,886          23,267
                                                                  27,382          28,537

     Total commitments
     -- authorised and contracted for                              6,406           6,437
     -- authorised but not contracted for                         28,433          26,690
                                                                  34,839          33,127


     (b)  OPERATING LEASE COMMITMENTS

     The total future minimum lease payments under non-cancellable operating leases are payable as follows:

                                              LAND AND        LEASED
                                             BUILDINGS         LINES        OTHERS         TOTAL
                                           RMB MILLION   RMB MILLION   RMB MILLION   RMB MILLION
                                           -----------   -----------   -----------   -----------
     At 30 June 2003
     Within one year                               849         4,037           398         5,284
     After one year but within five years        2,170         3,793           287         6,250
     After five years                            1,136            96           132         1,364
                                                 4,155         7,926           817        12,898

     At 31 December 2002
     Within one year                               833         4,672           583         6,088
     After one year but within five years        2,023         4,117           488         6,628
     After five years                            1,512           183           307         2,002
                                                 4,368         8,972         1,378        14,718

20   Comparative figures

     The presentation and classification of items in the audited consolidated balance sheet at 31 December 2002 and unaudited consolidated profit and loss accounts for the six months ended 30 June 2002 have been changed due to the adoption of the requirements of SSAP12 (revised) "Income Taxes". As a result, goodwill, deferred tax assets, deferred tax liabilities and reserves in the audited consolidated balance sheet at 31 December 2002 have been restated, and deferred tax assets and deferred tax liabilities have been classified into non-current assets and liabilities respectively. Taxation in the unaudited consolidated profit and loss accounts for the six months ended 30 June 2002 has also been restated.


Independent Review Report to the Board of Directors of China Mobile (Hong Kong) Limited.

INTRODUCTION

We have been instructed by the Company to review the interim financial report set out on pages 5 to 22.


RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited require the preparation of an interim financial report to be in compliance with the relevant provisions thereof and Statement of Standard Accounting Practice 25 "Interim financial reporting" issued by the Hong Kong Society of Accountants. The interim financial report is the responsibility of, and has been approved by, the directors.

It is our responsibility to form an independent conclusion, based on our review, on the interim financial report and to report our conclusion solely to you, as a body, in accordance with our agreed terms of engagement, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report.


REVIEW WORK PERFORMED

We conducted our review in accordance with Statement of Auditing Standards 700 "Engagements to review interim financial reports" issued by the Hong Kong Society of Accountants. A review consists principally of making enquiries of group management and applying analytical procedures to the interim financial report and based thereon, assessing whether the accounting policies and presentation have been consistently applied unless otherwise disclosed. A review excludes audit procedures such as tests of controls and verification of assets, liabilities and transactions. It is substantially less in scope than an audit and therefore provides a lower level of assurance than an audit. Accordingly we do not express an audit opinion on the interim financial report.


REVIEW CONCLUSION

On the basis of our review which does not constitute an audit, we are not aware of any material modifications that should be made to the interim financial report for the six months ended 30 June 2003.

KPMG
CERTIFIED PUBLIC ACCOUNTANTS

Hong Kong, 12 August 2003

DISCUSSION OF SELECTED ITEMS IN THE INTERIM RESULTS

1    Robust Cash Flow and Solid Capital Structure

     As a result of encouraging business growth, aggressive cost controls, effective management of capital expenditures, and given that the implementation of certain capital expenditure plans was deferred in the aftermath of the SARS outbreak, the Group recorded strong free cash flow in the first half of 2003. The Group's free cash flow (cash flow from operating activities after deducting tax and capital expenditure paid) for the first six-month period of 2003 was RMB25,148 million. As at 30 June 2003, the total cash and bank balances of the Group were RMB57,968 million, of which 92.0 per cent., 5.1 per cent. and 2.9 per cent. were denominated in RMB, US dollars and Hong Kong dollars, respectively. As at 30 June 2003, the Group's debt to capitalization ratio (capitalization represents the sum of total debt and shareholders' equity) was approximately 23.8 per cent., which represented a decrease of 2.2 percentage points from the end of 2002.

     At the end of June 2003, short-term and long-term borrowings of the Group totaled RMB57,390 million, representing a decrease of RMB3,590 million over year-end 2002. Of such borrowings, 25.0 per cent. will mature within one year, 14.9 per cent. will mature after one year but within two years, 16.2 per cent. will mature after two years but within five years, and 43.9 per cent. will mature after five years. 54.3 per cent. and 45.7 per cent. of the borrowings were denominated in RMB (mainly represented by RMB denominated bonds, bank loans and finance leases) and US dollars (mainly represented by US dollar fixed rate notes, convertible notes and the balance of the deferred consideration for the acquisition of the eight provincial mobile telecommunications companies in 2002), respectively. 60.8 per cent. of the total borrowings of the Group were made at floating interest rates. The average interest rate of borrowings (ratio of interest expenses to the average balance of borrowings) of the Group was approximately 4 per cent. in the first half of 2003, whereas the interest coverage multiple (ratio of profit before interest and tax to interest expenses) amounted to 25 times.

     The Group will continue to pursue prudent financial policies, strictly control financial risks, improve financial management procedures, maintain debts at a prudent level and enhance its capital structure.

2    Capital Expenditure

     The Group's budgeted capital expenditure for 2003 (as part of a three-year rolling capital expenditure plan) is approximately US$5.6 billion. Due to the SARS outbreak, certain projects scheduled to be implemented in the first half of 2003 were delayed. Actual investments made in the first half of 2003 totaled approximately US$1.6 billion. Capital expenditure will be financed primarily by cash flow generated from operations.

     In order to facilitate further business development and explore new business opportunities, the Group has budgeted total capital expenditure of approximately US$15 billion for the period from 2003 through 2005. The capital expenditure is expected to be financed largely out of the Group's internal cash flow generated from operations. The Group will invest the planned capital expenditure primarily in the construction of GSM networks, support systems, transmission facilities and infrastructure buildings and the development of new technologies and new businesses.

3    Personnel Expenses

     The Group employed a total of 61,859 employees as of 30 June 2003. Personnel expenses for the period were RMB3,900 million, representing 5.1 per cent. of operating revenue, which was comparable with the pro-forma combined figure over the same period last year. Increased incentive compensation to outstanding employees enables the Group to retain and attract talented staff. Concurrently, the Group endeavored to effectively control total personnel expenses and maintain salaries at a level representing a reasonable percentage of operating revenue. In order to align the interests of staff with those of shareholders, the Company adopted a share option scheme to grant share options to employees. Further details of the share option scheme and the share options granted are set forth in Note 17 of the "Notes on the Unaudited Interim Accounts" and in the section "Other Information -- Directors', Chief Executive's and Employees' Rights to Acquire Shares" below.

OTHER INFORMATION

DIRECTORS' AND CHIEF EXECUTIVE'S INTERESTS IN SHARES AND SHORT POSITIONS

As at 30 June 2003, the interests of the directors and the chief executive of the Company in the equity securities of the Company or any of its associated corporations (as defined in the Securities and Futures Ordinance (the "Ordinance")) as recorded in the register required to be kept under section 352 of the Ordinance were as follows:

          Name of Director                            Personal interest
          ----------------        -------------------------------------
          Wang Xiaochu            500 American depositary shares (Note)

Note: As at 30 June 2003, one American depositary share represents 5 ordinary shares of HK$0.10 each of the Company.

In addition, certain directors personally hold options to subscribe for ordinary shares of the Company, as disclosed under the paragraph "Directors', Chief Executive's and Employees' Rights to Acquire Shares" below. These share options were granted pursuant to the terms of the share option schemes adopted by the Company.

Apart from those disclosed herein, as at 30 June 2003, none of the directors nor the chief executive of the Company had any interests or short positions in any of the shares, underlying shares and debentures of the Company or any of its associated corporations that is required to be recorded and kept in the register in accordance with section 352 of the Ordinance, any interests required to be notified to the Company and The Stock Exchange of Hong Kong Limited (the "Stock Exchange") pursuant to the Model Code for Securities Transactions by Directors of Listed Companies.

DIRECTORS', CHIEF EXECUTIVE'S AND EMPLOYEES' RIGHTS TO ACQUIRE SHARES

1    Share Option Schemes of the Company

     During the six months ended 30 June 2003, no share options have been granted under the current share option scheme of the Company.

     As at 30 June 2003, the directors, chief executive and employees of the Company had the following personal interests in options to subscribe for shares of the Company granted under the old share option scheme of the Company (adopted on 8 October 1997 and terminated on 24 June 2002) and the current share option scheme of the Company (effective on 24 June 2002).

                   No. of                                                                                                   Closing
                   shares       No. of                                                No. of       No. of                     price
              involved in       shares                                                shares       shares                 per share
              the options  involved in                                           involved in     acquired        Price  immediately
              outstanding  the options                                           the options  on exercise    per share       before
                   at the  outstanding            Date on         Normal period    cancelled   of options   to be paid     the date
             beginning of    at period      which options  during which options       during       during  on exercise  of exercise
               the period          end       were granted       are exercisable   the period   the period   of options   of options
             ------------  -----------  -----------------  --------------------  -----------  -----------  -----------  -----------
                                                                                                                   HK$          HK$
DIRECTORS

Wang Xiaochu    1,950,000    1,950,000   26 November 1999      26 November 1999           --           --        33.91           --
                                                              to 7 October 2007

                1,950,000    1,950,000   26 November 1999      26 November 2002           --           --        33.91           --
                                                              to 7 October 2007

                  100,000      100,000      25 April 2000         25 April 2002           --           --        45.04           --
                                                              to 7 October 2007

                  100,000      100,000      25 April 2000         25 April 2005           --           --        45.04           --
                                                              to 7 October 2007

                   60,000       60,000       22 June 2001          22 June 2003           --           --        32.10           --
                                                              to 7 October 2007

                   60,000       60,000       22 June 2001          22 June 2006           --           --        32.10           --
                                                              to 7 October 2007

                  150,000      150,000        3 July 2002           3 July 2004           --           --        22.85           --
                                                                 to 2 July 2012

                   No. of                                                                                                   Closing
                   shares       No. of                                                No. of       No. of                     price
              involved in       shares                                                shares       shares                 per share
              the options  involved in                                           involved in     acquired        Price  immediately
              outstanding  the options                                           the options  on exercise    per share       before
                   at the  outstanding            Date on         Normal period    cancelled   of options   to be paid     the date
             beginning of    at period      which options  during which options       during       during  on exercise  of exercise
               the period          end       were granted       are exercisable   the period   the period   of options   of options
             ------------  -----------  -----------------  --------------------  -----------  -----------  -----------  -----------
                                                                                                                   HK$          HK$
                  150,000      150,000        3 July 2002           3 July 2007           --           --        22.85           --
                                                                 to 2 July 2012

Xue Taohai        100,000      100,000        3 July 2002           3 July 2004           --           --        22.85           --
                                                                 to 2 July 2012

                  100,000      100,000        3 July 2002           3 July 2007           --           --        22.85           --
                                                                 to 2 July 2012

He Ning           500,000      500,000   26 November 1999      26 November 1999           --           --        33.91           --
                                                              to 7 October 2007

                  500,000      500,000   26 November 1999      26 November 2002           --           --        33.91           --
                                                              to 7 October 2007

                   83,000       83,000      25 April 2000         25 April 2002           --           --        45.04           --
                                                              to 7 October 2007

                   83,000       83,000      25 April 2000         25 April 2005           --           --        45.04           --
                                                              to 7 October 2007

                   45,000       45,000       22 June 2001          22 June 2003           --           --        32.10           --
                                                              to 7 October 2007

                   45,000       45,000       22 June 2001          22 June 2006           --           --        32.10           --
                                                              to 7 October 2007

                   90,000       90,000        3 July 2002           3 July 2004           --           --        22.85           --
                                                                 to 2 July 2012

                   90,000       90,000        3 July 2002           3 July 2007           --           --        22.85           --
                                                                 to 2 July 2012

Share Option Schemes of the Company

                   No. of                                                                                                   Closing
                   shares       No. of                                                No. of       No. of                     price
              involved in       shares                                                shares       shares                 per share
              the options  involved in                                           involved in     acquired        Price  immediately
              outstanding  the options                                           the options  on exercise    per share       before
                   at the  outstanding            Date on         Normal period    cancelled   of options   to be paid     the date
             beginning of    at period      which options  during which options       during       during  on exercise  of exercise
               the period          end       were granted       are exercisable   the period   the period   of options   of options
             ------------  -----------  -----------------  --------------------  -----------  -----------  -----------  -----------
                                                                                                                   HK$          HK$
DIRECTORS

Li Gang           500,000      500,000   26 November 1999      26 November 1999           --           --        33.91           --
                                                              to 7 October 2007

                  500,000      500,000   26 November 1999      26 November 2002           --           --        33.91           --
                                                              to 7 October 2007

                   90,000       90,000      25 April 2000         25 April 2002           --           --        45.04           --
                                                              to 7 October 2007

                   90,000       90,000      25 April 2000         25 April 2005           --           --        45.04           --
                                                              to 7 October 2007

                   50,000       50,000       22 June 2001          22 June 2003           --           --        32.10           --
                                                              to 7 October 2007

                   50,000       50,000       22 June 2001          22 June 2006           --           --        32.10           --
                                                              to 7 October 2007

                   95,000       95,000        3 July 2002           3 July 2004           --           --        22.85           --
                                                                 to 2 July 2012

                   95,000       95,000        3 July 2002           3 July 2007           --           --        22.85           --
                                                                 to 2 July 2012

                   No. of                                                                                                   Closing
                   shares       No. of                                                No. of       No. of                     price
              involved in       shares                                                shares       shares                 per share
              the options  involved in                                           involved in     acquired        Price  immediately
              outstanding  the options                                           the options  on exercise    per share       before
                   at the  outstanding            Date on         Normal period    cancelled   of options   to be paid     the date
             beginning of    at period      which options  during which options       during       during  on exercise  of exercise
               the period          end       were granted       are exercisable   the period   the period   of options   of options
             ------------  -----------  -----------------  --------------------  -----------  -----------  -----------  -----------
                                                                                                                   HK$          HK$
Xu Long           585,000      585,000      25 April 2000         25 April 2002           --           --        45.04           --
                                                              to 7 October 2007

                  585,000      585,000      25 April 2000         25 April 2005           --           --        45.04           --
                                                              to 7 October 2007

                   47,500       47,500       22 June 2001          22 June 2003           --           --        32.10           --
                                                              to 7 October 2007

                   47,500       47,500       22 June 2001          22 June 2006           --           --        32.10           --
                                                              to 7 October 2007

                   90,000       90,000        3 July 2002           3 July 2004           --           --        22.85           --
                                                                 to 2 July 2012

                   90,000       90,000        3 July 2002           3 July 2007           --           --        22.85           --
                                                                 to 2 July 2012

EMPLOYEES*        550,000      550,000   26 November 1999      26 November 1999           --           --        33.91           --
                                                              to 7 October 2007

                  550,000      550,000   26 November 1999      26 November 2002           --           --        33.91           --
                                                              to 7 October 2007

               14,303,000   13,975,000      25 April 2000         25 April 2002      328,000           --        45.04           --
                                                              to 7 October 2007

               14,303,000   13,975,000      25 April 2000         25 April 2005      328,000           --        45.04           --
                                                              to 7 October 2007

               37,517,250   36,998,750       22 June 2001          22 June 2003      518,500           --        32.10           --
                                                              to 7 October 2007

               37,517,250   36,998,750       22 June 2001          22 June 2006      518,500           --        32.10           --
                                                              to 7 October 2007

                   No. of                                                                                                   Closing
                   shares       No. of                                                No. of       No. of                     price
              involved in       shares                                                shares       shares                 per share
              the options  involved in                                           involved in     acquired        Price  immediately
              outstanding  the options                                           the options  on exercise    per share       before
                   at the  outstanding            Date on         Normal period    cancelled   of options   to be paid     the date
             beginning of    at period      which options  during which options       during       during  on exercise  of exercise
               the period          end       were granted       are exercisable   the period   the period   of options   of options
             ------------  -----------  -----------------  --------------------  -----------  -----------  -----------  -----------
                                                                                                                   HK$          HK$
               74,579,500   73,923,750        3 July 2002           3 July 2004      655,750           --        22.85           --
                                                                 to 2 July 2012

               74,579,500   73,923,750        3 July 2002           3 July 2007      655,750           --        22.85           --
                                                                 to 2 July 2012

                           259,966,000
                                (Note)

     * The number of shares involved in the options outstanding at the beginning of the period included Mr Li Zhenqun, Mr Liu Ping, Mr Yuan Jianguo and
     Mr Wei Yiping's share options involving 1,320,000 shares, 1,342,000 shares, 1,410,000 shares and 1,336,000 shares respectively. All of these persons resigned as directors of the Company on 18 March 2003.

     Note: The total number of shares involved in the options outstanding at period end represents 1.3 per cent. of the issued share capital of the Company as at the date of this report.

     The options granted are not recognized in the accounts until they are exercised.

2    Share Option Scheme of Aspire Holdings Limited ("Aspire")

     Pursuant to a resolution passed at the annual general meeting of the Company held on 24 June 2002, the share option scheme of Aspire (the "Aspire Scheme") was adopted.

     As at 30 June 2003, a director and the employees of Aspire had the following personal interests in options to subscribe for shares of Aspire granted under the Aspire Scheme.

                                No. of
                                shares       No. of                                                No. of       No. of
                           involved in       shares                                                shares       shares
                           the options  involved in                                           involved in     acquired        Price
                           outstanding  the options                                           the options  on exercise    per share
                                at the  outstanding            Date on         Normal period    cancelled   of options   to be paid
                          beginning of    at period      which options  during which options       during       during  on exercise
                            the period          end       were granted       are exercisable   the period   the period   of options
                          ------------  -----------  -----------------  --------------------  -----------  -----------  -----------
                                                                                                                                US$
DIRECTOR OF ASPIRE*                 --    2,800,000   18 February 2003              (Note 2)           --           --        0.182

EMPLOYEES OF ASPIRE*                --   14,180,000   18 February 2003              (Note 3)           --           --        0.298

                                    --      850,000      18 April 2003              (Note 3)           --           --        0.298

                                         17,830,000
                                           (Note 1)

     * During the six months ended 30 June 2003, no share options have been granted under the Aspire Scheme for the directors or chief executive of the Company.

     Note 1: The total number of shares involved in the options outstanding at the end of the period represents 1.9 per cent. of the issued share capital of Aspire as at the date of this report.

     Note 2: (a) 50 per cent. of the options are exercisable between the period:

                    commencing on the later of:

                    (i)  two years after the date of appointment as director; or

                    (ii) the listing of the shares of Aspire; and

                    ending on 17 February 2013; and

               (b) the remaining 50 per cent. of such options shall be exercisable between the period commencing three years after the initial 50 per cent. of the option becomes exercisable and ending on 17 February 2013.

     Note 3: (a) 50 per cent. of the options granted to a particular employee are exercisable between the period:

                    commencing on the later of:

                    (i) two years after the commencement of employment of that employee or the option offer date (as the case may be); or

                    (ii) the listing of the shares of Aspire; and

                    ending on the date falling 10 years from the option grant date; and

               (b) the remaining 50 per cent. of such options shall be exercisable between the period commencing three years after the initial 50 per cent. of the option becomes exercisable and ending on the date falling 10 years from the option grant date.

2    Share Option Scheme of Aspire Holdings Limited ("Aspire")

     The options granted are not recognized in the accounts until they are exercised.

     Since the options granted pursuant to the Aspire Scheme are for the subscription of shares in Aspire which are not listed, the value of the options granted is not required to be disclosed under the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the "Listing Rules").

     In any event, since (i) the shares in Aspire are not listed, (ii) the options granted under the Aspire Scheme are not freely transferable (and hence there is no open market for transacting these options); and (iii) the grantee of an option will also not be able to charge, mortgage, encumber or create any interest in favor of any other person over or in relation to any option, any valuation of the options will necessarily be based on subjective assumptions, and may not provide a reliable measure of the fair value of the options and would potentially be misleading to the shareholders of the Company.

     Apart from the foregoing, at no time during the six months ended 30 June 2003 was the Company, any of its holding companies or subsidiaries, a party to any arrangement to enable the directors or chief executive of the Company or any of their spouses or children under eighteen years of age to acquire benefits by means of the acquisition of shares in or debentures of the Company or any other body corporate.


SUBSTANTIAL INTERESTS IN THE SHARE CAPITAL OF THE COMPANY

The Company has been notified of the following interests in the Company's issued shares at 30 June 2003 amounting to 5 per cent. or more of the ordinary shares in issue:

                                                    Ordinary shares held
                                                ------------------------------        Percentage of
                                                      directly      indirectly  total issued shares
                                                --------------  --------------  -------------------
(i)   China Mobile Communications Corporation
("China Mobile")                                            --  14,890,116,842               75.69%

(ii)  China Mobile (Hong Kong) Group Limited
 ("CMHK (Group)")                                           --  14,890,116,842               75.69%

(iii) China Mobile Hong Kong (BVI) Limited
 ("CMHK (BVI)")                                 14,890,116,842              --               75.69%


Note: In light of the fact that China Mobile and CMHK (Group) directly or indirectly control one-third or more of the voting rights in the shareholders' meetings of CMHK (BVI), in accordance with the Ordinance, the interests of CMHK
(BVI) are deemed to be, and have therefore been included in, the interests of China Mobile and CMHK (Group).

Apart from the foregoing, as at 30 June 2003, no person or corporation had any interest in the share capital of the Company as recorded in the registers required to be kept under section 336 of the Ordinance as having an interest in 5 per cent. or more of or any short position in the issued share capital of the Company.

PURCHASE, SALE OR REDEMPTION OF THE COMPANY'S LISTED SECURITIES

During the six months ended 30 June 2003, neither the Company nor any of its subsidiaries purchased, sold or redeemed any of the Company's listed securities.


AUDIT COMMITTEE

The Audit Committee reviewed with management the accounting principles and practices adopted by the Group and discussed auditing, internal control and financial report matters including the review of the unaudited interim accounts for the six months ended 30 June 2003.


COMPLIANCE WITH THE CODE OF BEST PRACTICE

None of the directors of the Company is aware of any information that would reasonably indicate that the Company was not at any time during the six month ended 30 June 2003 in compliance with the Code of Best Practice as set out by the Stock Exchange in Appendix 14 to the Listing Rules except that the non-executive directors were not appointed for a specific term but are subject to retirement by rotation and re-election at the Company's annual general meeting in accordance with the Company's Articles of Association.


CLOSURE OF REGISTER OF MEMBERS

The register of members of the Company will be closed from 2 September 2003 to 4 September 2003. During this period, no transfer of shares will be registered. In order to qualify for the interim dividend, all transfers of shares accompanied by the relevant share certificates must be lodged with the Company's Share Registrars, Hong Kong Registrars Limited, at Rooms 1901-5, 19th floor, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong not later than 4:00 p.m. on 1 September 2003. The interim dividends will be paid on 15 September 2003 to those shareholders on the register of members on 4 September 2003.

SUPPLEMENTARY INFORMATION FOR ADR HOLDERS

The above unaudited financial information has been prepared in accordance with the generally accepted accounting principles applicable in Hong Kong ("HK GAAP"), which differ in certain significant respects from those applicable in the United States ("US GAAP"). The significant differences between HK GAAP and US GAAP that affect the Group's results for the six months ended 30 June 2003 are substantially the same as those disclosed in the Company's 2002 annual report. The effect of the significant differences between HK GAAP and US GAAP on the Group's unaudited consolidated net profit for the six months ended 30 June 2003 is set out below. The US GAAP adjustments shown below have been prepared by management and have not been subject to independent audit.

                                                FOR THE SIX MONTHS        For the six months
                                                ENDED 30 JUNE 2003        ended 30 June 2002
                                             ------------------------  ------------------------
                                             US$ million  RMB million  US$ million  RMB million
                                             -----------  -----------  -----------  -----------
Net profit under HK GAAP                           2,110       17,469        1,867       15,451

US GAAP adjustments                                  162        1,337          389        3,224

Approximate net profit under US GAAP               2,272       18,806        2,256       18,675

Approximate basic net profit per share in
accordance with US GAAP                          US$0.12      RMB0.96      US$0.12      RMB0.96

Approximate diluted net profit per share in
accordance with US GAAP                          US$0.12      RMB0.95      US$0.12      RMB0.96

Approximate basic net profit per ADS in
accordance with US GAAP*                         US$0.58      RMB4.78      US$0.58      RMB4.80

Approximate diluted net profit per ADS in
accordance with US GAAP*                         US$0.58      RMB4.77      US$0.58      RMB4.79

* Based on a ratio of 5 ordinary shares to one ADS.

Solely for the convenience of the reader, amounts in Renminbi included in this Interim Report have been translated into United States dollars at the rate of
8.2774 quoted by the People's Bank of China on 30 June 2003. No representation is made that the Renminbi amounts could have been, or could be, converted into United States dollars at that rate or at any other rate on 30 June 2003 or on any other date.


FORWARD-LOOKING STATEMENTS

Certain statements contained in this Interim Report may be viewed as "forward-looking statements" within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual performance, financial condition or results of operations of the Company to be materially different from any future performance, financial condition or results of operations implied by such forward-looking statements. Further information regarding these risks, uncertainties and other factors is included in the Company's most recent Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission (the "SEC") and in the Company's other filings with the SEC.